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                                                                     Exhibit 8.1

                               October 16, 1997




Board of Directors
Newport Federal Savings Bank
200 Olivia Drive
Newport, Arkansas  72112

Re: Certain Federal Income Tax Consequences Relating to Proposed Holding Company Conversion
         --------------------------------------------------------------------

Gentlemen:

         In accordance with your request, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of the proposed conversion of Newport Federal Savings Bank (the "Bank") from a federally chartered mutual savings bank to a federally chartered capital stock savings bank (the "Converted Bank") and the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by North Arkansas Bancshares, Inc. (the "Company"), a Tennessee corporation formed at the direction of the Board of Directors of the Bank to become the parent holding company of the Converted Bank (the "Conversion").

         For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted on May 29, 1997 by the Board of Directors of the Bank (the "Plan"); the federal mutual charter and bylaws of the Bank, as amended; the charter and bylaws of the Company; the Affidavit of representations dated September __,1997 provided to us by the Bank (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Company's Registration Statement on Form SB-2
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Board of Directors
Newport Federal Savings Bank
October 16, 1997
Page 2


being filed with the Securities and Exchange Commission ("SEC") in connection with the Conversion, on or about September __, 1997 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

                                   BACKGROUND
                                   ----------

         Based solely upon our review of such documents, and upon such information as the Bank has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth hereinbelow a general summary of the relevant facts and proposed transaction, qualified in its entirety by reference to the documents cited above.

         The Bank is a federally chartered mutual savings bank, which is in the process of converting to a federally chartered capital stock savings bank. The Bank was organized as a federally chartered mutual savings and loan association under the name "Newport Federal Savings and Loan Association" in 1934 and became a member of the Federal Home Loan Bank ("FHLB") System and obtained federal deposit insurance. In 1995 the Bank changed its name to Newport Federal Savings Bank.

         The Bank is a member of the FHLB System, and the deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits. The Bank is subject to comprehensive regulation and supervision by the Office of Thrift Supervision ("OTS") and to examination by the OTS. The Bank operates one office in Newport, Arkansas.

         The Bank's principal business consists of attracting deposits from the general public and investing those funds in loans secured by first mortgages on existing owner-occupied single-family residences in the Bank's market area and, to a lesser but growing extent, commercial and multi-family real estate loans and consumer and commercial business loans. [Confirm] At June 30, 1997, the Bank had total assets of $_____ million, deposits of $_____ million and retained earnings of $____ million.
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Board of Directors
Newport Federal Savings Bank
October 16, 1997
Page 3


         As a federally chartered mutual savings bank, the Bank has no authorized capital stock. Instead, the Bank, in mutual form, has a unique equity structure. A savings depositor of the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank, but has no right to a distribution of any earnings of the Bank except for interest paid on his deposit. Rather, such earnings become retained income of the Bank.

         However, a savings depositor does have a right to share pro rata, with
                                                                 --- ----
respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Bank is ever liquidated. Further, savings depositors and borrowers are members of the Bank and thereby have voting rights in the Bank. Under the Bank's federal mutual charter, as amended, each depositor is entitled to cast one vote for each $100 or fraction thereof held in a withdrawable deposit account of the Bank, and each borrower member (hereinafter "borrower") is entitled to one vote in addition to the votes (if any) to which such person is entitled in such borrower's capacity as a savings depositor of the Bank. Also under such federal mutual charter, no member is entitled to cast more than 1,000 votes. All of the interests held by a savings depositor in the Bank cease when such depositor closes his accounts with the Bank.

         The Company was incorporated in September, 1997 under the laws of the State of Tennessee to act as the savings and loan holding company of the Converted Bank upon consummation of the Conversion. Prior to consummation of the Conversion, the Company has not been engaged in and is not expected to engage in any material operations. After the Conversion, the Company's principal business will be overseeing the business of the Converted Bank. The Company has an authorized capital structure of 9,000,000 shares of common stock (the "Common Stock"), par value $.01 per share, and 3,000,000 shares of serial preferred stock, par value $.01 per share.

                              PROPOSED TRANSACTION
                              --------------------

         The Board of Directors of the Bank has decided that in order to attract new capital to the Converted Bank to increase its net worth, to support future savings growth, to increase the amount of funds available for lending and investment, to provide greater resources for the expansion of customer services, and to facilitate future expansion, it would be advantageous for the Bank to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank. In addition, the Board of Directors intends to implement stock option plans and
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Board of Directors
Newport Federal Savings Bank
October 16, 1997
Page 4


other stock benefit plans following the Conversion in order to better attract and retain qualified directors and officers. It is the further desire of the Board of Directors to reorganize the Converted Bank as the wholly owned subsidiary of the Company to enhance flexibility of operations, diversification of business opportunities and financial capability for business and regulatory purposes and to enable the Converted Bank to compete more effectively with other financial service organizations.

         Accordingly, pursuant to the Plan, the Bank will undergo the Conversion whereby it will be converted from a federally chartered mutual savings bank to a federally chartered capital stock savings bank. The Converted Bank will then issue to the Company 100,000 shares of the Converted Bank's common stock, representing all of the shares of capital stock to be issued by the Converted Bank in the Conversion, and the Company will make payment to the Converted Bank in an amount equal to at least 50% of the aggregate net proceeds realized by the Company from the sale of its Common Stock sold pursuant to the Plan, after deducting the amount necessary to fund a loan to an Employee Stock Ownership Plan being established in connection with the Conversion, or such other portion of the aggregate net proceeds as may be authorized or required by the OTS. Pursuant to the Prospectus, the Company currently anticipates making such payment to the Converted Bank of an amount equal to 50% of the aggregate net proceeds from the sale of the Common Stock.

         Also pursuant to the Plan, the Company will offer its shares of Common Stock for sale in a Subscription Offering. Shares of Common Stock remaining, if any, may then be offered to the general public in a Community Offering. Shares of the Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering may be offered at the discretion of the Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers.

         The purchase price per share and total number of shares of Common Stock to be offered and sold pursuant to the Plan will be determined by the Boards of Directors of the Bank and the Company, on the basis of the estimated pro forma
                                                                     --- -----
market value of the Converted Bank, as a subsidiary of the Company, which will in turn be determined by an independent appraiser. The aggregate purchase price for all shares of the Common Stock will be equal to such estimated pro forma
                                                                   --- -----
market value. Pursuant to the Plan, all such shares of Common Stock will be issued and sold at a uniform price per share. The Conversion, including the sale of newly issued shares of
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Board of Directors
Newport Federal Savings Bank
October 16, 1997
Page 5


the stock of the Converted Bank to the Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

         Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

         (1)      Eligible Account Holders;

         (2)      Tax-Qualified Employee Stock Benefit Plans (i.e. the ESOP);

         (3)      Supplemental Eligible Account Holders; and

         (4)      Other Members.

         However, any shares of Common Stock sold in excess of the high-end of the Valuation Range may first be sold to Tax-Qualified Employee Stock Benefit Plans set forth in category (2) above.

         Any shares of Common Stock not subscribed for in the Subscription Offering will be offered in the Community Offering in the following order of priority:

         (a) Natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are permanent Residents of the Bank's Local Community; and

         (b)      The general public.

         Shares not sold in the Subscription Offering and the Community Offering, if any, may thereafter be offered for sale to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers. The sale of shares in the Subscription Offering, Community Offering, and as sold through the selected broker-dealers would be consummated at the same time.
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Board of Directors
Newport Federal Savings Bank
October 16, 1997
Page 6


         The Plan also provides for the establishment of a Liquidation Account by the Converted Bank for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the regulatory capital of the Bank as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Converted Bank, except that the Converted Bank may not declare or pay cash dividends on or repurchase any of its stock if the result thereof would be to reduce its regulatory capital below the amount required to maintain the Liquidation Account. All such account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Bank in event of liquidation prior to any liquidating distribution being made with respect to capital stock. Under the Plan, the Conversion shall not be deemed to be a liquidation of the Bank for purposes of distribution of the Liquidation Account. Instead, upon consummation of the Conversion, the Liquidation Account, together with the related rights and obligations of the Converted Bank, shall be assumed by the Converted Bank.

         The Conversion will not interrupt the business of the Bank. The Converted Bank will, after the Conversion, engage in the same business as that of the Bank immediately prior to the Conversion, and will continue to be subject to regulation and supervision by the OTS and the FDIC. Further, the deposits of the Converted Bank will continue to be insured by the FDIC. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in connection with the Conversion. All loans of the Bank will remain unchanged and retain their same characteristics in the Converted Bank immediately following the Conversion.

         Following the Conversion, voting rights in the Converted Bank will rest exclusively with the sole holder of stock in the Converted Bank, which will be the Company. Voting rights in the Company will rest exclusively in the holders of the Common Stock.

         The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Bank's members called to vote on the Plan. Immediately prior to the Conversion, the Bank will have a positive net worth determined in accordance with generally accepted accounting principles.
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Board of Directors
Newport Federal Savings Bank
October 16, 1997
Page 7


                                     OPINION
                                     -------

         Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

         1. The Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Bank or the Converted Bank as a result of the Conversion (see Rev. Rul. 80-105, 1980-1 C.B.
                                            ---
                  78).

         2. The assets of the Bank will have the same basis in the hands of the Converted Bank as in the hands of the Bank immediately prior to the Conversion (Section 362(b) of the Code).

         3. The holding period of the assets of the Bank to be received by the Converted Bank will include the period during which the assets were held by the Bank prior to the Conversion (Section 1223(2) of the Code).

         4. No gain or loss will be recognized by the Converted Bank upon its receipt of money from the Company in exchange for shares of common stock of the Converted Bank (Section 1032(a) of the
                  Code). The Company will be transferring solely cash to the Converted Bank in exchange for all the outstanding capital stock of the Converted Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B. 101).
                        ---

         5. No gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of the Common Stock (Section 1032(a) of the Code).

         6. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members of the Bank upon the issuance to them of deposit accounts in the Converted Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Bank
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Board of Directors
Newport Federal Savings Bank
October 16, 1997
Page 8


                  held immediately prior to the Conversion. (Section 1001(a) of the Code; Treas. Reg. (S).1.1001-1(a)).

         7. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Converted Bank received as part of the Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Bank surrendered in exchange therefor (Section 1012 of the Code).

         8. Each depositor of the Bank will recognize gain upon the receipt of his or her respective interest in the Liquidation Account established by the Converted Bank pursuant to the Plan and the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Persons who subscribe in the Conversion but who are not depositors of the Bank will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Bank, if any. Any such gain realized in the Conversion would be subject to immediate recognition.

         9. The basis of each account holder's interest in the Liquidation Account received in the Conversion and to be established by the Converted Bank pursuant to the Conversion will be equal to the value, if any, of that interest.

         10. No gain or loss will be recognized upon the exercise of a subscription right in the Conversion. (Rev. Rul. 56-572, 1956-2 C.B.182).

         11. The basis of the shares of Common Stock acquired in the Conversion will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).
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Board of Directors
Newport Federal Savings Bank
October 16, 1997
Page 9


         12. The holding period of the Common Stock acquired in the Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97,
                  1966-1 C.B. 190).

                                SCOPE OF OPINION
                                ----------------

         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Conversion. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement and the Bank's Application for Conversion on Form AC ("Form AC"). This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                    CONSENTS
                                    --------

         We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.

         We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and Form AC, respectively, and the references to our firm in the
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Board of Directors
Newport Federal Savings Bank
October 16, 1997
Page 10

Prospectus, which is a part of the Registration Statement and Form AC, under the headings "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of Newport Federal Savings Bank -- Tax Effects" and "Legal and Tax Matters."

                                          Very truly yours,

                                          HOUSLEY KANTARIAN & BRONSTEIN, P.C.



                                          By:  /s/ Gary R. Bronstein
                                              ----------------------------------
                                             Gary R. Bronstein